DREYFUS PREMIER WORLDWIDE GROWTH FUND, INC.

c/o The Dreyfus Corporation

200 Park Avenue

New York, New York 10166

March 22, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Anu Dubey and Ken Ellington

Re:	Dreyfus Premier Worldwide Growth Fund, Inc. (Registration Nos: 333-223161)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the above-referenced fund (the "Fund") hereby requests that the effective date of Pre-Effective Amendment No. 1 to the Fund's Registration Statement on Form N-14 be accelerated to become effective as soon as it may be practicable on March 23, 2018.

Sincerely,

DREYFUS PREMIER WORLDWIDE GROWTH FUNDS, INC.

By: /s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

MBSC SECURITIES CORPORATION

200 Park Avenue

New York, New York 10166

March 22, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Anu Dubey and Ken Ellington

Re:	Dreyfus Premier Worldwide Growth Fund, Inc. (Registration Nos: 333-223161)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MBSC Securities Corporation hereby joins the above-referenced fund (the "Fund") in requesting that the effective date of Pre-Effective Amendment No. 1 to the Fund's Registration Statement on Form N-14 be accelerated to become effective as soon as it may be practicable on March 23, 2018.

Sincerely,

MBSC SECURITIES CORPORATION

By:	/s/ James Bitetto
Name:	James Bitetto
Title:	Secretary